Exhibit 1




CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




         We consent to our reports dated May 29, 1996, on the financial statements and supplemental schedules of the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan appearing in its Annual Report on Form 11-K for the year ended December 31, 1995.


McGladrey & Pullen LLP


Madison, Wisconsin

Date:  June 27, 1996







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